EXHIBIT 10.5

Loan Agreement

This Agreement is signed and entered in on 26 January, 2015 in Suite 2201, 22/F Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong (the “Agreement”).

BETWEEN:

-	CGN Nanotech Limited (中国光能有限公司), a Hong Kong Limited company with its company incorporation No: 2136500; (hereinafter referred to as “Party A”)

And

-	Dongguan Light Power New Energy S&T Co., Ltd (东莞市光能新能源科技有限公司), a China Limited company with its address at 3/F, Gosun Technology Building, Nancheng District, Dongguan City, Guangdong Province. China and its company incorporation No: 441900000765901. (hereinafter referred to as “Party B”)

WHEREAS:

Party A agrees to lend or provide a loan to Party B, and Party B agrees to borrow from Party A, a sum of money for the purposes of business development and working capital operation, in accordance with and subject to the terms and conditions under the Agreement.

The following Agreements have been reached by and between both parties based on the principles of equality and mutual benefits via friendly negotiation:

1.	Amount of Loan

1.1	Party A agrees to lend/provide a short-term loan in the amount of USD200,000 to Party B subject to the terms and conditions under the Agreement (hereinafter referred to as “short-term loan”).

2.	Use of Loan

2.1	Party B shall use the short-term loan for business development, working capital and any other application of this short-term loan shall obtain earlier written consent from Party A.

3.	Interest of Loan

3.1	The short-term loan under this Agreement is 8% per annum. The interest shall be paid annually.

4.	Life of Loan

4.1	The life of the short-term loan prescribed under the Agreement shall be 1 years from the date when this Agreement is signed.

4.2

A certificate of indebtedness or a loan voucher is an integral part of this Agreement. The date of advance and payment due date shall follow the date specified on the certificate of indebtedness or loan voucher . Where there is any inconsistency between the stipulations on the certificate of indebtedness or loan voucher and the Terms and Conditions on this Agreement except date, the latter shall prevail.

4.3

Party B agrees that Party A shall have the right to, at its own discretion, shorten or extend the life of loan with reference to the real situation. If it happens, Party A has to notice Party B one month in advance. Otherwise, the interest accrued in the month will be discounted by 50%.

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5.	Payment Method

5.1	Party A shall transfer the short-term loan amount via bank to Party B’s designated account. Party B shall also transfer the interest via bank to Party A’s designated account.

6.	Rights and obligations of both parties

6.1	Party B may use the short-term loan amount only for business development and working capital purpose. Any purposes other than those mentioned in this Agreement shall obtain written consent from Party A. Otherwise; Party A has the rights to request Party B to repay the short-term loan and interest accrued immediately, in addition to penalty charge up to 50% of short-term loan.

6.2

Party A has the rights to request Party B to repay the short-term loan and interest accrued immediately if there is an event which affect, or potentially affect, Party B loan repayment capacity. Party B has the obligations to follow the request by Party A.

6.3	Party A has the obligations to transfer the short-term loan to Party B within 15 days after this Agreement has signed.

6.4	Both parties may via negotiation modify or terminate this Agreement in advance in written form at any time. All the remaining balance of the short-term loan and interests have to be repaid before such termination date.

6.5	If both parties have the intention to continue to lend and borrow, Party B shall repay all the loan and interests upon the expiration of this Agreement and sign another new Agreement.

7.	Breach and Compensation

7.1	The indemnification that the breaching party makes to the non-breaching party shall include any direct economic losses and any predictable indirect losses or excess expenses that occur to the non-breaching party due to violation of the Agreement by the breaching party, including but not limited to attorney fees, legal costs, arbitration fees, financial expenses, travel expenses and etc.

7.2

Any breach of any article of the Agreement directly or indirectly or no commitment or commitment out of time insufficiently to the obligations of the Agreement shall constitute breach of the contract. The party that observes the Agreement shall have the right to request the breaching party by written notice to make corrections to its breaching actions and avoid the bad result with sufficient, effective and timely measures taken, and to compensate for the losses of the non-breaching party due to its breaching actions.

7.3	After any breaching occurs, the non-breaching party, if holding that the breaching has resulted in impossibility or unfairness for the non-breaching party to perform the relevant obligations under this Agreement with reasonable and objective discretion applied, shall have the power to discontinue its relevant obligations of this Agreement with written notice sent to the non-breaching party until the breaching party stops its breach of the contact, take sufficient, effective and timely measures to avoid the bad results, and compensate for the losses of the non-breaching party due to its breaching actions.

8.	Settlement of Disputes and Governing Laws

8.1

In the event of any dispute with respect to the construction and performance of this Agreement, both Parties shall first resolve the dispute through friendly negotiations. In the event both Parties fail to reach an Agreement on the dispute, then both parties agree that the validity, operation and performance of this Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong, Special Administrative Region applicable therein (notwithstanding conflict of law rules), and the parties do expressly and irrevocably attorn to the jurisdiction of courts of Hong Kong with respect to any matter or claim, suit, action or proceeding arising under or related to this Agreement.

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8.2	Laws and regulations of Hong Kong, S.A.R. shall be applied for conclusion, execution, interpretation and settlement of disputes concerning this Agreement.

9.	Miscellaneous

9.1	If any article or clause of this Agreement becomes invalid or unexecutable entirely or partially no matter what reasons, the remaining portions of this Agreement shall be still effective and binding.

9.2	This Agreement is made into one original with two copies, one for each party, both with equally legal effectiveness.

9.3	Matters not included in this Agreement shall be determined by both parties via negotiation.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this loan Agreement as of the date first above written.

Party A:

CGN Nanotech Limited

中国光能有限公司

/s/ Loke Che Chan, Gilbert
Legal Representative:
Loke Che Chan, Gilbert 陆志春

Date: 26 January 2015

Party B:
Dongguan Light Power New Energy S&T Co., Ltd
东莞市光能新能源科技有限公司

/s/ Dai Jian Guo
Legal Representative:
Dai Jian Guo 戴建国

Date: 26 January 2015

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